Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS

-New Home Orders up 21% for the Quarter-
-Reports Net Income Available to Common Stockholders of $57.9 Million, or $0.36 per Diluted Share-
-Home Sales Revenue of $770.7 Million for the Quarter-
-Homebuilding Gross Margin of 20.0% for the Quarter-

Irvine, California, February 22, 2017 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the fourth quarter ended December 31, 2016 and full year 2016.
Results and Operational Data for Fourth Quarter 2016 and Comparisons to Fourth Quarter 2015

•	Net income available to common stockholders was $57.9 million, or $0.36 per diluted share, compared to $85.1 million, or $0.52 per diluted share

•	New home orders of 909 compared to 753, an increase of 21%

•	Active selling communities averaged 122.8 compared to 112.8, an increase of 9%

◦	New home orders per average selling community increased by 10% to 7.4 orders (2.5 monthly) compared to 6.7 orders (2.2 monthly)

◦	Cancellation rate of 20% compared to 21%, a decrease of 100 basis points

•	Backlog units at quarter end of 1,193 homes compared to 1,156, an increase of 3%

◦	Dollar value of backlog at quarter end of $661.1 million compared to $697.3 million, a decrease of 5%

◦	Average sales price in backlog at quarter end of $554,000 compared to $603,000, a decrease of 8%

•	Home sales revenue of $770.7 million compared to $847.4 million, a decrease of 9%

◦	New home deliveries of 1,427 homes compared to 1,453 homes, a decrease of 2%

◦	Average sales price of homes delivered of $540,000 compared to $583,000, a decrease of 7%

•	Homebuilding gross margin percentage of 20.0% compared to 22.2%, a decrease of 220 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 22.2%*

•	SG&A expense as a percentage of homes sales revenue of 9.2% compared to 8.4%, an increase of 80 basis points

•	Ratios of debt-to-capital and net debt-to-capital of 43.0% and 39.1%*, respectively, as of December 31, 2016

•	Repurchased 1,455,332 shares of common stock at an average price of $11.66 for an aggregate dollar amount of $17.0 million in the three months ended December 31, 2016

•	Ended fourth quarter of 2016 with cash of $208.7 million and $420.7 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
Results and Operational Data for Full Year 2016 and Comparisons to Full Year 2015

•	Net income available to common stockholders was $195.2 million, or $1.21 per diluted share, compared to $205.5 million, or $1.27 per diluted share

•	New home orders of 4,248 compared to 4,181, an increase of 2%

•	Active selling communities averaged 118.3 compared to 115.9, an increase of 2%

◦	New home orders per average selling community were 35.9 orders (3.0 monthly) compared to 36.1 orders (3.0 monthly)

◦	Cancellation rate of 15% compared to 16%, a decrease of 100 basis points

•	Home sales revenue of $2.329 billion compared to $2.291 billion, an increase of 2%

◦	New home deliveries of 4,211 homes compared to 4,057 homes, an increase of 4%

◦	Average sales price of homes delivered of $553,000 compared to $565,000, a decrease of 2%

•	Homebuilding gross margin percentage of 21.2% compared to 21.1%, an increase of 10 basis points

◦	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 23.4%*

•	SG&A expense as a percentage of homes sales revenue of 10.8% compared to 10.2%, an increase of 60 basis points

•	Repurchased 3,560,853 shares of common stock at an average price of $11.82 for an aggregate dollar amount of $42.1 million in the full year ended December 31, 2016

*    See "Reconciliation of Non-GAAP Financial Measures"

“I am extremely pleased with how we ended 2016,” said TRI Pointe Group CEO Doug Bauer. “Fourth quarter net orders grew 21% as compared to the prior year period, thanks to a 10% increase in the monthly absorption rate and a 9% rise in average community count. Order trends remained strong in our core California markets during the quarter, while many of our markets outside of California experienced an increase in absorption rate. We believe that this is a testament to the relative strength of our markets and the quality of our communities and new home offerings. With a 19% increase in active selling communities at the start of 2017 as compared to the beginning of 2016, TRI Pointe Group is in a great position to achieve its goals for 2017 and beyond.”
Fourth Quarter 2016 Operating Results
Net income available to common stockholders was $57.9 million, or $0.36 per diluted share in the fourth quarter of 2016, compared to net income available to common stockholders of $85.1 million, or $0.52 per diluted share for the fourth quarter of 2015.  The decrease in net income available to common stockholders was primarily driven by lower home sales revenue and a $33.9 million decrease in homebuilding gross margin, resulting in a 220 basis point decrease in homebuilding gross margin percentage.
Home sales revenue decreased $76.7 million, or 9%, to $770.7 million for the fourth quarter of 2016, as compared to $847.4 million for the fourth quarter of 2015.  The decrease was primarily attributable to a 2% decrease in new home deliveries to 1,427, and a 7% decrease in average selling price of homes delivered to $540,000 compared to $583,000 in the fourth quarter of 2015.
New home orders increased 21% to 909 homes for the fourth quarter of 2016, as compared to 753 homes for the same period in 2015.  Average selling communities was 122.8 for the fourth quarter of 2016 compared to 112.8 for the fourth quarter of 2015. The Company’s overall absorption rate per average selling community for the fourth quarter of 2016 was 7.4 orders (2.5 monthly) compared to 6.7 orders (2.2 monthly) during the fourth quarter of 2015.
The Company ended the quarter with 1,193 homes in backlog, representing approximately $661.1 million. The average selling price of homes in backlog as of December 31, 2016 decreased $49,000, or 8%, to $554,000 compared to $603,000 at December 31, 2015.
Homebuilding gross margin percentage for the fourth quarter of 2016 decreased to 20.0% compared to 22.2% for the fourth quarter of 2015.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 22.2%* for the fourth quarter of 2016 compared to 24.2%* for the fourth quarter of 2015.  The decrease in homebuilding gross margin percentage was largely due to the mix of homes delivered during the quarter, with 58 fewer homes delivered from California which have gross margins above the Company average.
Selling, general and administrative ("SG&A") expense for the fourth quarter of 2016 increased to 9.2% of home sales revenue as compared to 8.4% for the fourth quarter of 2015 due to decreased leverage as a result of the 9% decrease in home sales revenue.

“TRI Pointe Group continues to strive for operational excellence in our current business while investing in the future, most notably with the continued development of our longer-dated California assets,” said TRI Pointe Group COO Tom Mitchell. “These assets will provide us with a great runway of lots in land constrained California for years to come and will be a key contributor to our success moving forward. We are extremely optimistic about the potential of these assets, as well as the prospects for all of our brands as we head into 2017.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the full year 2017, the Company is reiterating it’s guidance from their investor day this past November. The Company expects to grow average selling communities by 10% compared to the prior year and deliver between 4,500 and 4,800 homes at an average sales price of $570,000. The Company expects its homebuilding gross margin for the full year 2017 to be in the range of 20% to 21%, with quarterly fluctuations based on the mix of California deliveries, and expects its SG&A expense ratio to be in the range of 10.2% to 10.4% of home sales revenue. In addition, the Company anticipates gross profit from land and lot sales of approximately $45 million, most of which is expected to close in the third quarter of 2017.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, February 22, 2017.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Fourth Quarter 2016 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13653357.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. “Winchester”
is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “goal,” “guidance,” “expect,” “intend,” “outlook,” “project,” “potential,” “plan,” “predict,” “target,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings and disputes; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:	Media Contact:

Chris Martin, TRI Pointe Group	Carol Ruiz, cruiz@newgroundco.com, 310-437-0045
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Operating Data:
Home sales revenue	$770,703	$847,409	$(76,706)	$2,329,336	$2,291,264	$38,072
Homebuilding gross margin	$153,936	$187,824	$(33,888)	$493,009	$482,488	$10,521
Homebuilding gross margin %	20.0%	22.2%	(2.2)%	21.2%	21.1%	0.1%
Adjusted homebuilding gross margin %*	22.2%	24.2%	(2.0)%	23.4%	23.1%	0.3%
Land and lot sales revenue	$2,068	$26,918	$(24,850)	$72,272	$101,284	$(29,012)
Land and lot gross margin	$1,674	$9,153	$(7,479)	$54,905	$66,195	$(11,290)
Land and lot gross margin %	80.9%	34.0%	46.9%	76.0%	65.4%	10.6%
SG&A expense	$70,937	$71,605	$(668)	$251,373	$233,713	$17,660
SG&A expense as a % of home sales revenue	9.2%	8.4%	0.8%	10.8%	10.2%	0.6%
Net income available to common stockholders	$57,861	$85,072	$(27,211)	$195,171	$205,461	$(10,290)
Adjusted EBITDA*	$107,425	$155,196	$(47,771)	$370,371	$388,121	$(17,750)
Interest incurred	$18,276	$15,185	$3,091	$68,306	$60,964	$7,342
Interest in cost of home sales	$16,458	$16,759	$(301)	$51,111	$44,299	$6,812

Other Data:
Net new home orders	909	753	156	4,248	4,181	67
New homes delivered	1,427	1,453	(26)	4,211	4,057	154
Average selling price of homes delivered	$540	$583	$(43)	$553	$565	$(12)
Average selling communities	122.8	112.8	10.0	118.3	115.9	2.4
Selling communities at end of period	124	104	20	N/A	N/A	N/A
Cancellation rate	20%	21%	(1)%	15%	16%	(1)%
Backlog (estimated dollar value)	$661,146	$697,334	$(36,188)
Backlog (homes)	1,193	1,156	37
Average selling price in backlog	$554	$603	$(49)

	December 31, 2016	December 31, 2015	Change
Balance Sheet Data:
Cash and cash equivalents	$208,657	$214,485	$(5,828)
Real estate inventories	$2,910,627	$2,519,273	$391,354
Lots owned or controlled	28,309	27,602	707
Homes under construction (1)	1,605	1,531	74
Homes completed, unsold	405	351	54
Debt	$1,382,033	$1,170,505	$211,528
Stockholders' equity	$1,829,447	$1,664,683	$164,764
Book capitalization	$3,211,480	$2,835,188	$376,292
Ratio of debt-to-capital	43.0%	41.3%	1.7%
Ratio of net debt-to-capital*	39.1%	36.5%	2.6%
_____________________________________

(1)	Homes under construction included 65 and 69 models at December 31, 2016 and December 31, 2015, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2016	December 31, 2015
Assets	(unaudited)
Cash and cash equivalents	$208,657	$214,485
Receivables	82,500	43,710
Real estate inventories	2,910,627	2,519,273
Investments in unconsolidated entities	17,546	18,999
Goodwill and other intangible assets, net	161,495	162,029
Deferred tax assets, net	123,223	130,657
Other assets	60,592	48,918
Total assets	$3,564,640	$3,138,071

Liabilities
Accounts payable	$70,252	$64,840
Accrued expenses and other liabilities	263,845	216,263
Unsecured revolving credit facility	200,000	299,392
Seller financed loans	13,726	2,434
Senior notes	1,168,307	868,679
Total liabilities	1,716,130	1,451,608

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 158,626,229 and 161,813,750 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,586	1,618
Additional paid-in capital	880,822	911,197
Retained earnings	947,039	751,868
Total stockholders' equity	1,829,447	1,664,683
Noncontrolling interests	19,063	21,780
Total equity	1,848,510	1,686,463
Total liabilities and equity	$3,564,640	$3,138,071

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Homebuilding:
Home sales revenue	$770,703	$847,409	$2,329,336	$2,291,264
Land and lot sales revenue	2,068	26,918	72,272	101,284
Other operations revenue	524	5,388	2,314	7,601
Total revenues	773,295	879,715	2,403,922	2,400,149
Cost of home sales	616,767	659,585	1,836,327	1,808,776
Cost of land and lot sales	394	17,765	17,367	35,089
Other operations expense	523	2,656	2,247	4,360
Sales and marketing	37,282	37,259	127,903	116,217
General and administrative	33,655	34,346	123,470	117,496
Restructuring charges	171	599	649	3,329
Homebuilding income from operations	84,503	127,505	295,959	314,882
Equity in (loss) income of unconsolidated entities	(2)	1,542	179	1,460
Other income, net	25	586	312	858
Homebuilding income before income taxes	84,526	129,633	296,450	317,200
Financial Services:
Revenues	458	528	1,220	1,010
Expenses	70	50	253	181
Equity in income of unconsolidated entities	1,564	1,233	4,810	1,231
Financial services income before income taxes	1,952	1,711	5,777	2,060
Income before income taxes	86,478	131,344	302,227	319,260
Provision for income taxes	(28,393)	(45,991)	(106,094)	(112,079)
Net income	58,085	85,353	196,133	207,181
Net income attributable to noncontrolling interests	(224)	(281)	(962)	(1,720)
Net income available to common stockholders	$57,861	$85,072	$195,171	$205,461
Earnings per share
Basic	$0.36	$0.53	$1.21	$1.27
Diluted	$0.36	$0.52	$1.21	$1.27
Weighted average shares outstanding
Basic	159,082,568	161,813,750	160,859,782	161,692,152
Diluted	159,789,940	162,379,826	161,381,499	162,319,758

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay Homes	225	$417	173	$399	625	$408	480	$387
Pardee Homes	392	467	406	591	1,220	548	1,130	536
Quadrant Homes	96	616	114	475	383	541	411	440
Trendmaker Homes	139	506	145	511	474	506	539	511
TRI Pointe Homes	411	658	449	696	1,089	664	1,060	730
Winchester Homes	164	570	166	590	420	560	437	616
Total	1,427	$540	1,453	$583	4,211	$553	4,057	$565

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	596	$601	654	$717	1,689	$669	1,623	$707
Colorado	42	579	65	512	160	524	193	496
Maryland	96	544	89	467	265	518	209	502
Virginia	68	608	77	732	155	631	228	720
Arizona	225	417	173	399	625	408	480	387
Nevada	165	433	136	368	460	386	374	368
Texas	139	506	145	511	474	506	539	511
Washington	96	616	114	475	383	541	411	440
Total	1,427	$540	1,453	$583	4,211	$553	4,057	$565

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay Homes	144	18.0	83	15.0	670	18.0	578	16.6
Pardee Homes	270	26.0	232	24.0	1,206	23.6	1,186	23.1
Quadrant Homes	67	6.5	88	10.5	341	8.0	441	10.7
Trendmaker Homes	116	30.8	76	22.3	501	27.8	457	25.1
TRI Pointe Homes	214	28.5	172	27.5	1,097	27.6	1,107	26.9
Winchester Homes	98	13.0	102	13.5	433	13.3	412	13.5
Total	909	122.8	753	112.8	4,248	118.3	4,181	115.9

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	357	38.8	285	34.9	1,690	35.4	1,706	33.5
Colorado	28	4.5	25	5.8	135	4.8	193	6.2
Maryland	76	8.0	68	6.5	290	7.0	233	6.0
Virginia	22	5.0	34	7.0	143	6.3	179	7.5
Arizona	144	18.0	83	15.0	670	18.0	578	16.6
Nevada	99	11.2	94	10.8	478	11.0	394	10.3
Texas	116	30.8	76	22.3	501	27.8	457	25.1
Washington	67	6.5	88	10.5	341	8.0	441	10.7
Total	909	122.8	753	112.8	4,248	118.3	4,181	115.9

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of December 31, 2016			As of December 31, 2015
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay Homes	248	$114,203	$460	203	$82,171	$405
Pardee Homes	260	134,128	516	274	200,588	732
Quadrant Homes	101	68,461	678	143	72,249	505
Trendmaker Homes	163	85,579	525	136	72,604	534
TRI Pointe Homes	298	180,012	604	290	192,097	662
Winchester Homes	123	78,763	640	110	77,625	706
Total	1,193	$661,146	$554	1,156	$697,334	$603

	As of December 31, 2016			As of December 31, 2015
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	402	$237,748	$591	401	$321,753	$802
Colorado	59	35,764	606	84	41,026	488
Maryland	102	60,904	597	77	49,760	646
Virginia	21	17,859	850	33	27,865	844
Arizona	248	114,203	460	203	82,171	405
Nevada	97	40,628	419	79	29,906	379
Texas	163	85,579	525	136	72,604	534
Washington	101	68,461	678	143	72,249	505
Total	1,193	$661,146	$554	1,156	$697,334	$603

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	December 31, 2016	December 31, 2015
Lots Owned or Controlled(1):
Maracay Homes	2,053	1,811
Pardee Homes	16,912	16,679
Quadrant Homes	1,582	1,274
Trendmaker Homes	1,999	1,858
TRI Pointe Homes	3,479	3,628
Winchester Homes	2,284	2,352
Total	28,309	27,602

	December 31, 2016	December 31, 2015
Lots Owned or Controlled(1):
California	17,245	17,527
Colorado	918	876
Maryland	1,779	1,716
Virginia	505	636
Arizona	2,053	1,811
Nevada	2,228	1,904
Texas	1,999	1,858
Washington	1,582	1,274
Total	28,309	27,602

	December 31, 2016	December 31, 2015
Lots by Ownership Type:
Lots owned	25,283	24,733
Lots controlled (1)	3,026	2,869
Total	28,309	27,602
__________

(1)	As of December 31, 2016 and December 31, 2015, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended December 31,
	2016	%	2015	%
	(dollars in thousands)
Home sales revenue	$770,703	100.0%	$847,409	100.0%
Cost of home sales	616,767	80.0%	659,585	77.8%
Homebuilding gross margin	153,936	20.0%	187,824	22.2%
Add: interest in cost of home sales	16,458	2.1%	16,759	2.0%
Add: impairments and lot option abandonments	792	0.1%	92	0.0%
Adjusted homebuilding gross margin	$171,186	22.2%	$204,675	24.2%
Homebuilding gross margin percentage	20.0%		22.2%
Adjusted homebuilding gross margin percentage	22.2%		24.2%

	Year Ended December 31,
	2016	%	2015	%
	(dollars in thousands)
Home sales revenue	$2,329,336	100.0%	$2,291,264	100.0%
Cost of home sales	1,836,327	78.8%	1,808,776	78.9%
Homebuilding gross margin	493,009	21.2%	482,488	21.1%
Add: interest in cost of home sales	51,111	2.2%	44,299	1.9%
Add: impairments and lot option abandonments	1,470	0.1%	1,685	0.1%
Adjusted homebuilding gross margin	$545,590	23.4%	$528,472	23.1%
Homebuilding gross margin percentage	21.2%		21.1%
Adjusted homebuilding gross margin percentage	23.4%		23.1%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31, 2016	December 31, 2015
Unsecured revolving credit facility	$200,000	$299,392
Seller financed loans	13,726	2,434
Senior notes	1,168,307	868,679
Total debt	1,382,033	1,170,505
Stockholders’ equity	1,829,447	1,664,683
Total capital	$3,211,480	$2,835,188
Ratio of debt-to-capital(1)	43.0%	41.3%

Total debt	$1,382,033	$1,170,505
Less: Cash and cash equivalents	(208,657)	(214,485)
Net debt	1,173,376	956,020
Stockholders’ equity	1,829,447	1,664,683
Total capital	$3,002,823	$2,620,703
Ratio of net debt-to-capital(2)	39.1%	36.5%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) impairment and lot option abandonments and (g) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(in thousands)
Net income available to common stockholders	$57,861	$85,072	$195,171	$205,461
Interest expense:
Interest incurred	18,276	15,185	68,306	60,964
Interest capitalized	(18,276)	(15,185)	(68,306)	(60,964)
Amortization of interest in cost of sales	16,480	17,095	51,288	45,114
Provision for income taxes	28,393	45,991	106,094	112,079
Depreciation and amortization	764	2,859	3,087	8,273
Amortization of stock-based compensation	2,964	3,399	12,612	11,935
EBITDA	106,462	154,416	368,252	382,862
Impairments and lot abandonments	792	181	1,470	1,930
Restructuring charges	171	599	649	3,329
Adjusted EBITDA	$107,425	$155,196	$370,371	$388,121